Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Zeta Global Holdings Corp. (“company,” we,” “us” or “our”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class A common stock, $0.001 par value per shares. The following is a summary of the material rights of our capital stock and related provisions of the company’s amended and restated certificate of incorporation (“charter”) and amended and restated bylaws (“bylaws”). The following description of the company’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our charter, bylaws and amended and restated registration rights agreement (“RRA”), each of which are filed as exhibits to our Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, bylaws, RRA and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

General

Our charter provides that we may issue up to 3,750,000,000 shares of Class A common stock, par value $0.001 per share (“Class A common stock”), 50,000,000 shares of Class B common stock, par value $0.001 per share (“Class B common stock”), and 200,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). All shares of our common stock outstanding are fully paid and non-assessable.

Common Stock

General

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.

Voting Rights

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Delaware law would require either holders of our Class A common stock or our Class B common stock to vote separately as a class in the following circumstances:

•	if we were to seek to amend our charter to increase or decrease the par value of the shares of such class of stock; or

•	if we were to seek to amend our charter in a manner that alters or changes the powers, preferences or special rights of the shares of such class of stock in a manner that affects them adversely.

Special Approval Rights

Our charter provides that so long as any shares of Class B common stock remain outstanding, the company shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of our charter (1) in a manner that is inconsistent with, or otherwise alter or change, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock or other rights, powers, preferences or privileges of the shares of Class B common stock; (2) to provide for each share of Class A common stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided by our charter or required by the DGCL; or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A common stock.

Our charter also provides that, so long as any shares of Class A common stock remain outstanding, we shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or our charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of our charter to provide for each share of Class B common stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class B common stock other than as provided by our charter or required by the DGCL.

Our charter also provides that, so long as any shares of Class B common stock remain outstanding, we will not, and will cause all of our direct or indirect subsidiaries not to consummate a change of control without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class.

In addition, our charter provides that, so long as any shares of Class B common stock remain outstanding, no provision of our bylaws shall be adopted, amended, altered or repealed in a manner that is adverse to the holders of Class B common stock without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class.

Economic Rights

Except as otherwise expressly provided in our charter or required by applicable law, shares of Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends

Any dividend or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).

Liquidation

In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications.

If we subdivide, combine or reclassify in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of the other class will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.

Mergers, Consolidations, and Third-Party Tender or Exchange Offers

In the case of any distribution or payment in respect of the shares of Class A common stock or Class B common stock, or any consideration into which such shares are converted, upon our consolidation or merger with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A common stock or Class B common stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A common stock and Class B common stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if (a) the only difference in the per share consideration to the holders of the Class A common stock and Class B common stock is that any securities distributed to the holder of, or issuable upon the conversion of, a share of Class B common stock have ten (10) times the voting power of any securities distributed to the holder of, or issuable upon the conversion of, a share of Class A common stock or (b) such different or disproportionate consideration is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

We may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A common stock or Class B common stock unless the holders of (a) the Class A common stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B common stock would receive, or have the right to elect to receive, and (b) the Class B common stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A common stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer if (a) the only difference in the per share consideration to the holders of the Class A common stock and Class B common stock is that any securities exchanged for a share of Class B common stock have ten (10) times the voting power of any securities exchanged for a share of Class A common stock or (b) such different or disproportionate consideration is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

No Preemptive or Similar Rights

Holders of shares of our common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to our common stock.

Conversion

Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our charter, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members; provided that, in each case, voting control with respect to the transferred shares of Class B common stock is retained by the transferring holder or such transferring holder’s family member. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued. Additionally, each outstanding share of Class B common stock shall automatically, without further action by the company or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A common stock in the following circumstances: (a) upon the earliest to occur: (1) the first date on which the voting power of all then-outstanding shares of Class B common stock represent less than ten percent (10%) of the combined voting power of all then-outstanding shares of common stock and (2) the date of the death or Disability (as defined in our charter) of our Co-Founder and Chief Executive Officer, and (b) upon the date specified by the holders of at least a majority of the then outstanding shares of Class B common stock, voting as a separate class.

Preferred Stock

Under the terms of our charter, the board of directors of the company (“board”) is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in our RRA, filed as Exhibit 4.2 to our Annual Report on Form 10-K of which this Exhibit is a part. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees and disbursements of counsel chosen by the holders of the shares included in such registrations.

Demand Registration Rights

The holders of certain shares of our common stock are entitled to certain demand registration rights. Subject to the terms of the lock-up agreement (as described below), at any time beginning after the date on which such holder is no longer subject to restrictions of the lock-up agreement (which will be no earlier than December 11, 2021, 180 days following the date of our initial public offering), the holders of a majority of the shares then registrable under our RRA can request that we register the offer and sale of their shares in an underwritten offering. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to our stockholders to affect such a demand registration, we have the right to defer such registration, but not more than once in any twelve month period, for a period of up to 90 days.

Piggyback Registration Rights

In the event that we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock certain holders of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares or (iv) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

The holders of certain shares of our common stock are entitled to certain Form S-3 registration rights. One or more holders of these shares may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an aggregate offering price of at least $5.0 million.

Lock-up Agreements

All of our directors and executive officers, the selling stockholders and the holders of substantially all of our outstanding capital stock entered into lock-up agreements in connection with our initial public offering under which they agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock for a periods of 180 days or up to 365 days after June 9, 2021, the date of our prospectus filed in connection with our initial public offering, subject to early release of such lock-ups upon various events. In addition, Morgan Stanley & Co. LLC may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

Delaware Anti-Takeover Statute

Section 203 of the DGCL

We will not be governed by Section 203 of the DGCL (or any successor provision thereto), and the restrictions contained in Section 203 of the DGCL shall not apply to us, until immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 of the DGCL by its terms would, but for the provisions of Article XIV of our charter, apply to us; and (ii) no holder of Class B common stock owns (as defined in Section 203 of the DGCL) shares of capital stock of the company representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the company. Following such time, we shall thereafter be governed by Section 203 of the DGCL if and for so long as Section 203 of the DGCL by its terms shall apply to us. Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Anti-Takeover Provisions

Charter and Bylaws

Our charter and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Among other things, our charter and bylaws:

•

permit our board to issue up to 200,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of our board;

•	provide that our board will be classified into three classes of directors, divided as nearly as equal in number as possible;

•

provide that if the holders of Class B common stock no longer hold at least a majority of the voting power of the outstanding shares of our common stock, any director or our entire board may be removed from office at any time, but only for cause by the holders of a majority in voting power of the shares of our capital stock then entitled to vote at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide that, subject to the terms of any series of preferred stock, if the holders of shares of Class B common stock no longer hold at least a majority of the voting power of the outstanding shares of our common stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called only by (i) our board (ii) the Chairman of the our board, (iii) our Chief Executive Officer or (iv) for so long as any shares of Class B common stock remain outstanding, the holders of a majority of the outstanding shares of Class B common stock;

•

so long as any shares of Class B common stock remain outstanding, require the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class to consummate a Change of Control Transaction (as defined in our charter);

•	require the consent of the holders of Class B common stock and/or Class A common stock to effectuate certain amendments to our charter or our bylaws;

•

provide that the restrictions set forth in Section 203 of the DGCL shall be applicable to us in the event that no holder of Class B common stock owns shares of our capital stock representing at least fifteen (15%) of the voting power of all the then outstanding shares of our capital stock; and

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board as well as for another party to obtain control of us by replacing our board. Because our board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in control or management of our company. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange (“NYSE”). These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our charter provides that our board is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the shares of common stock outstanding will be able to elect all of our directors. Subject to the rights of any series of preferred stock to elect directors, (i) for so long as the holders of Class B common stock hold at least a majority of the voting power of the outstanding shares of our common stock, any director or our entire board may be removed from office at any time, with or without cause, by the holders of a majority in voting power of the shares of capital stock of the company then entitled to vote at an election of directors and (ii) if the holders of Class B common stock no longer hold at least a majority of the voting power of the outstanding shares of our common stock, any director or our entire board may be removed from office at any time, but only for cause by the holders of a majority in voting power of the shares of our capital stock then entitled to vote at an election of directors. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our charter provides that, subject to the terms of any series of preferred stock, (i) for so long as the holders of shares of Class B common stock hold at least a majority of the voting power of the outstanding shares of our common stock, any action required or permitted to be taken by our stockholders may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class B common stock no longer hold at least a majority of the voting power of the outstanding shares of our common stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting. Our charter will further provide that special meetings of our stockholders may be called only by (i) our board, (ii) the Chairman of the our board, (iii) our Chief Executive Officer or (iv) for so long as any shares of Class B common stock remain outstanding, the holders of a majority of the outstanding shares of Class B common stock

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for stockholder nominations of candidates for election to our board at an annual or special meeting of stockholders. In order for any matter or nomination to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a qualified stockholder of record on the record date for the meeting who is entitled to vote at the meeting, who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business or nomination before the meeting and who otherwise complies with requirements set forth in our bylaws. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Corporate Opportunity

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our certificate of incorporation provides that, to the fullest extent permitted by law, the company renounces any interest or expectancy of the company in, or in being offered an opportunity to participate in any matter, transaction, business opportunity or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the company who is not an employee or officer of the company or any of its subsidiaries (a “Covered Person”), unless such matter, transaction, business opportunity or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the company.

Choice of Forum

Our charter provides that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, or stockholder to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) that, if any action the subject matter of which is within the scope of clause (i) of this sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce clause (i) of this sentence and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Under our charter, the exclusive forum provision described above does not apply to claims arising under the Exchange Act.

Although our charter contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the adoption of resolutions by our board and the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our bylaws may be amended or repealed by our board or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Our charter provides that so long as any shares of Class B common stock remain outstanding, we will not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of our charter (1) in a manner that is inconsistent with, or otherwise alter or change, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock or other rights, powers, preferences or privileges of the shares of Class B common stock; (2) to provide for each share of Class A common stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided by our charter or required by the DGCL; or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A common stock.

Our charter also provides that, so long as any shares of Class A common stock remain outstanding, we will not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or our charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of our charter to provide for each share of Class B common stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class B common stock other than as provided by our charter or required by the DGCL.

Our charter also provides that, so long as any shares of Class B common stock remain outstanding, we will not, and will cause all of our direct or indirect subsidiaries not to, consummate a Change of Control without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class.

In addition, our charter provides that, so long as any shares of Class B Common Stock remain outstanding, no provision of our bylaws may be adopted, amended, altered or repealed in a manner that is adverse to the holders of Class B common stock without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class.

Limitation on Liability of Directors and Indemnification

Our charter and bylaws limits our directors’ liability to the fullest extent permitted under the DGCL. Specifically, our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; or

•	for any transaction from which a director derives an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The provision regarding indemnification of our directors in our charter will generally not limit liability under state or federal securities laws.

Delaware law and our bylaws provide that we will, in certain situations, indemnify to the fullest extent permitted by applicable law any person made or threatened to be made a party to a proceeding by reason of that person’s former or present capacity as a director or officer with our company against judgments, penalties, fines, settlements and reasonable expenses, including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, we are party to certain indemnification agreements pursuant to which we have agreed to indemnify the employees who are party thereto.

The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, stockholders may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is listed on the NYSE under the symbol “ZETA.”